EXHIBIT 99.1

News Release dated October 15, 2014

2050 Motors Announces 10% Equity Sale to China’s YMSIG

October 15, 2014: 09:30 AM ET

LAS VEGAS, Oct. 15, 2014 (GLOBE NEWSWIRE) -- Today, Michael Hu, President of 2050 Motors, Inc. (OTCQB:ETFM), announced the signing of an MOU to sell ten percent (10%) of 2050 Motors equity stock to Yancheng Municipal State-Owned Asset Investment Group, Co. Ltd. (YMSIG), an investment and property development company founded by the Yancheng Municipal Government. Earlier this year, YMSIG also purchased Jiangsu Aoxin New Energy Automobile, Co. Ltd. (Aoxin Automobile) from Dongfeng Motor, Co. Ltd. YMSIG has made major equity investments in the real estate, finance, engineering, culture, science and technology industries in the Yancheng, Jiangsu Province.

In 2012, 2050 Motors signed a contract with Aoxin Automobile to exclusively import and assemble an advanced lightweight carbon fiber five passenger electric automobile called the e-Go EV. The e-Go electric vehicle (EV) was developed under a five year program by Dongfeng Motor in conjunction with Italian automotive engineers. Since 2012, 2050 Motors’ engineers have worked diligently with Aoxin’s automotive engineers to design and modify the e-Go for entrance into the US automobile market.

The purchase by YMSIG of a 10% equity position of 2050 Motors still must be approved by officials in China. Michael Hu stated, “The signing of the MOU demonstrates a vote of confidence by YMSIG in 2050 Motors to successfully launch the sale of the advanced e-Go electric five passenger automobile in the United States.”

The e-Go EV is being built on an all-aluminum lightweight advanced design frame with an all-carbon-fiber body. Carbon fiber is five times stronger than steel and one third its weight, which makes the total weight of the e-Go (including its battery pack) only 1,450 lbs. As a matter of comparison, the entire weight of the e-Go is approximately one half the weight of competitive automobiles of other manufacturers such as the Nissan Leaf, BMW i3 and the Mitsubishi iMiEV; over 2,000 lbs. lighter than the Toyota RAV4 electric; and, 3,200 lbs. lighter than the Tesla Model-S. The e-Go’s huge weight reduction because of the use of carbon fiber and aluminum will make it the most efficient urban driving vehicle ever offered to the consumer market at an estimated retail price of less than $35,000 USD before government incentives.

It is planned that the e-Go will be sold with four different battery pack sizes, offering the customer a variety of driving ranges up to and exceeding 200 miles per charge. The e-Go will also feature two different power drive systems for customers who require higher performance acceleration. These features will ensure that the e-Go can match any customer’s needs based on range and acceleration. It is estimated that the high performance package of the e-Go will be capable of accelerating from 0 to 60 mph in approximately 7 seconds. It is also planned that certain models of the e-Go will be sold with battery pack warranties equal to those offered by Tesla Motors which are 8-year unlimited mile warranties.

The first demonstration vehicles will arrive to the United States in approximately six weeks. Also, the factory to mass produce the e-Go is presently under construction in Yancheng, China under the guidance of Aoxin Automobile engineers and YMSIG Management. The e-Go must undergo US DOT required crash test sequences and achieve DOT approval before being permitted to sell in the United States. However, plans are in the works for the e-Go to be offered for sale at an earlier date in certain countries in South America under the guidance and leadership of 2050 Motors.

When the e-Go EV is approved for sale in the United States it will be the first Chinese carbon fiber automobile to be sold in the USA. 2050 Motors is already planning an assembly plant for the e-Go in Las Vegas, Nevada and has been in meetings with the Urban Development Authority of Las Vegas for potential locations to build such a facility and initially create several hundred local jobs.

About 2050 Motors, Inc.

2050 Motors, Inc. (http://www.2050motors.com and http://www.etfm.com) is a publicly traded company incorporated in Nevada in 2012. 2050 Motors was founded to import, market, and sell electric and gas powered vehicles engineered and designed in China. 2050 Motors also has the rights to assemble Chinese designed vehicles in the United States as a future enterprise. 2050 Motors has entered into an agreement with Jiangsu Aoxin Energy Automobile Co., Ltd., located in Jiangsu, China, for the distribution in the United States of a new electric automobile, known as the e-Go EV (electric vehicle). The e-Go EV is a revolutionary new concept in the ever evolving world of electric vehicles. It will be the only production line electric car with a carbon fiber body and parts manufactured by a new process using robotic machines which significantly reduces the fabrication time and cost of carbon fiber components. The e-Go EV will seat five passengers, have a long battery life, and high energy efficiency rating up to 150+ MPG-E (energy equivalent) in urban driving due to the light weight of the vehicle. The company is fully reporting under the SEC EDGAR system.

Disclosure Statement

Statements in this press release about our future expectations, including without limitation, the likelihood that 2050 Motors will be able to leverage capital markets to execute its growth strategy, meet US DOT requirements, meet minimum sales expectations, will be successful and profitable in the US market, and will bring significant value to 2050 Motors’ stockholders, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT: George Hedrick

Tel. (702) 591-6029